Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2008 relating to the consolidated financial statements  and consolidated financial statement schedule of American Electric Power Company, Inc. and Subsidiary Companies (and with respect to the report on those financial statements, expressed an unqualified opinion and included an explanatory paragraph concerning the adoption of new accounting pronouncements in 2005, 2006 and 2007), and the effectiveness of American Electric Power Company, Inc. and Subsidiary Companies’ internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of American Electric Power Company, Inc. and Subsidiary Companies for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio
November 25, 2008